UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 18, 2016

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2016, the employment of Irina Bukhanova, Chief Financial Officer of OOO Net Element Russia and OOO TOT Group Russia, each a subsidiary of Net Element, Inc. (the "Company"), terminated. Ms. Bukhanova was Chief Financial Officer of OOO Net Element Russia and OOO TOT Group Russia from April 1, 2013 until April 18, 2016.

On April 18, 2016, Natalia Maklashova was appointed as an interim Chief Financial Officer of OOO Net Element Russia and OOO TOT Group Russia until a permanent Chief Financial Officer of such subsidiaries of the Company is appointed. Natalia Maklashova, who is 32 years old, was a Chief Operations Officer and Controller of OOO Net Element Russia and OOO TOT Group Russia from August 01, 2012 to April 18, 2016, responsible for internal operations management and maintenance of consolidated financial statements for Russian entities. Prior to her employment with OOO Net Element Russia and OOO TOT Group Russia, Ms. Maklashova was Controller of Gallery Service LLC from January 1, 2011 to July 31, 2012, where she was responsible for maintenance of accounting records. She is a graduate of the Orenburg Agricultural University with a Master’s degree in Accounting. As an interim Chief Financial Officer of OOO Net Element Russia and OOO TOT Group Russia, Ms. Maklashova will receive a salary of 3,000,000 Russian Rubles per annum (U.S. $45,427 based on the exchange rate as of April 18, 2016). No other compensation arrangements have been made with respect to Ms. Maklashova. Ms. Maklashova does not have any family relationships with any other directors or executive officers of the Company or its subsidiaries. Ms. Maklashova has not been not involved in any affiliate transactions with the Company, its subsidiaries or their respective directors or officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2016

NET ELEMENT, INC.

By: /s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer